Exhibit 10.29

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 2, 2008 (the “Effective Date”), is by and between GoFish Corporation, a Nevada corporation (the “Company”) and Matt Freeman (“Executive”).  This Agreement amends, restates and supersedes that certain Employment Agreement dated as of June 5, 2008, by and between the Company and Executive.

I.	POSITION AND RESPONSIBILITIES

A.           Term.  The Company shall employ Executive from the Start Date (as defined below) until Executive’s employment is terminated in accordance with Sections III, IV or V below (the “Term”). The Company and Executive shall mutually agree on a date on which Executive will commence employment with the Company (the “Start Date”) as soon as practicable after the Effective Date.

B.           Position.  Upon the Start Date, the Company shall employ Executive to render services to the Company in the position of Chief Executive Officer of the Company.  Executive shall perform such duties and responsibilities as are normally related to the position in accordance with the standards of the industry and any additional duties, consistent with his position, now or hereafter reasonably assigned to Executive by the Company’s Board of Directors (the “Board of Directors”).  Executive shall report to the Board of Directors.  Executive shall abide by the reasonable rules, regulations, and practices as adopted or modified from time to time by the Board of Directors. Executive will also serve as a member of the Board of Directors effective as of the Effective Date.   Executive shall also serve as an officer, director, or in such other executive capacity on behalf of any of the Company’s affiliated entities as requested by the Company without any additional compensation.  Executive shall be located in the Company’s office in New York and shall be expected to travel, including spending up to fifty percent (50%) of his time in the Company’s San Francisco and Los Angeles offices, if necessary, and to be available for special calls and teleconference meetings to meet the obligations of his position.

C.           Other Activities.  By executing this Agreement, Executive agrees to serve in such position and to devote his full time, attention, loyalty and efforts to the performance of Executive’s duties.  Executive may, during the Term, serve as an advisor to or be on the board of directors of other companies as long as those companies are not competitors of Company.  Competitors of the Company, for this purpose, include but are not limited to, online vertical advertising networks, brand advertising networks and companies that target the online youth demographic based on an internet advertising-based business model.  Notwithstanding any provision of this Section I(C), Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments; provided that such activities do not materially interfere with the performance of his duties under this Agreement.

D.           No Conflict.  Executive represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	COMPENSATION AND BENEFITS

A.           Base Salary and Qualified Financing Bonus.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the monthly rate of thirty seven thousand five hundred dollars ($37,500), less standard payroll deductions and tax withholdings (“Base Salary”), beginning on the Start Date.  Upon the completion of one or more debt or equity financings totaling at least $8 million (a “Qualified Financing”), the Base Salary shall be increased to a monthly rate of fifty thousand dollars ($50,000), less standard payroll deductions and tax withholdings.  At the one-year anniversary of the Start Date, if the Company has completed a Qualified Financing, Executive shall receive a bonus payment equal to $12,500 times the number of months between the Start Date and the date of completion of a Qualified Financing (prorated for any partial months), to be paid by the Company 30 days following the one-year anniversary of the Start Date. The Base Salary shall be paid in accordance with the Company’s normal payroll procedures and practice.  Executive’s Base Salary will be reviewed annually in accordance with the Company’s compensation review process and may be adjusted (upward, but not downward) in the sole discretion of the Company.

B.           Performance Bonus.  Executive shall be eligible to participate in an incentive compensation plan to be established by the Board of Directors, under which Executive shall be eligible to receive up to one hundred fifty thousand dollars ($150,000) per year (the “Target Bonus”), contingent upon attainment of performance targets to be mutually agreed upon by Executive and the Board of Directors, as part of the Company’s annual operating plan.  The Target Bonus will be paid as soon as administratively practicable following the date on which the Board of Directors certifies that such performance targets have been achieved but in no event later than the fifteenth day of the third month of the calendar year following the calendar year for which the Target Bonus relates.

C.           Stock Options.  On the Effective Date, Executive shall be granted non-qualified stock options to purchase a total of five million (5,000,000) shares of Common Stock of the Company (each such option, an “Option” and, collectively, the “Options”).  On the Effective Date, the Options reflect 8.35% of the outstanding capital stock of the Company, on a fully-diluted basis.  The exercise price of the Stock Options shall be: (i) with respect to fifty percent (50%) of the Options, the closing price on the Effective Date, and (ii) with respect to the other fifty percent (50%) of the Options, $0.80 per share, subject to adjustment to the price per share of the Qualified Financing if the Qualified Financing is an equity financing completed at a per share price less than $0.80 per share, but, in no event, shall the adjusted price per share be less than the closing price on the Effective Date.  The Options shall vest monthly over a three-year period, beginning on the Start Date and subject to Executive’s continuing employment with the Company. The terms and form of the Options shall be set forth in a stock option agreement executed by Executive and the Company, substantially in the same form attached as Exhibit A hereto.

D.           Anti-Dilution Protection. The Company will provide Executive with anti-dilution protection at 8% of the outstanding capital stock of the Company (on a fully-diluted basis) up to the first $10 million of additional equity or convertible debt. Options made available to Executive as part of this anti-dilution protection will be granted upon the closing date of the additional capital financing and will be priced at the then-current market price. Vesting will be in accordance with the same vesting schedule as the original option grants specified above such that on the grant date, a pro rata portion (based on the percentage of the original option grant that has vested as of the grant date) of the newly-issued options will be fully-vested.

E.           Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to the Company’s similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.  Until such time as Executive becomes eligible for coverage by the Company’s medical plan, the Company shall pay the cost of COBRA coverage provided by Executive’s prior employer.

F.           Expenses.  Executive shall be reimbursed for all reasonable business-related travel and other expenses incurred by Executive.  Executive shall be entitled to incur expenses for accommodations and travel at the same standard as the President or Executive Chairman of the Company.

G.           Vacation.  During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid time off days per year in accordance with the Company’s standard PTO policy, and shall be entitled to carry over accrued, unused PTO days from year to year, of the greater of 240 hours per year or the maximum amount stated in the Company’s standard PTO policy.

H.           Indemnity Agreement.  The Company and Executive shall enter into an Indemnity Agreement with the Company in substantially the form attached hereto as Exhibit B (the “Indemnity Agreement”).

I.           Stock Ownership Guidelines.  During the Term, Executive will comply with the reasonable corporate officer stock ownership guidelines (consistent with similarly-situated companies) approved by the Board of Directors, as may be amended from time to time, and provided in writing to Executive.

J.           Legal Fees. The Company shall reimburse Executive up to thirty thousand dollars ($30,000) for legal fees incurred in the negotiation of this Agreement.  The Company shall reimburse Executive as soon as administratively practicable following the Start Date but in no event later than March 15, 2009.

K.           Registration of Shares.  The Company shall use reasonable commercial efforts to cause the shares of Company common stock to be issued upon the exercise of the Options to be registered with the Securities Exchange Commission on Form S-8 within six months of the Start Date, but in no event shall such filing be completed later than nine months from the Start Date.

III.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A.           At-Will Termination by Company.  Executive’s employment with the Company shall be “at-will” at all times.  The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B.           Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that Executive has a “separation from service” (within the meaning of Code Section 409A) due to termination by the Company at any time and Executive has satisfied all obligations in Section VI below (1) Executive will be eligible to receive (a) all compensation, unreimbursed expenses and accrued and unused vacation days to which Executive is entitled through the date of separation from service, (b) the then-current Base Salary of Executive payable in the form of a salary continuation in accordance with the Company’s payroll procedures and practice for a period of twelve (12) months after such separation from service (the “Severance Period”), (c) any portion or all of the Target Bonus earned under Section II(B) for a calendar year prior to the date of separation from service that remains unpaid as of the separation date, payable on the date such bonus otherwise would be paid, and (d) a pro rated portion (pro rated up to the last day of the month of the separation from service) of the Target Bonus payable to Executive under Section II(B) hereof, payable on the date such bonus otherwise would be paid, (2) the Options awarded to Executive will continue to vest in accordance with the vesting schedule set forth in Section II(C) above for the Severance Period and, to the extent unexercised, shall expire (x) in the event of termination For Cause, on the earlier of two (2) years after the date of such separation from service or the expiration date as set forth in the applicable stock option agreement, and (y) in the event of termination By Death or By Disability, on the earlier of three (3) years after the date of such separation from service or the expiration date as set forth in the applicable stock option agreement, and (3) the Company will cover Executive’s costs of coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, provided that Executive timely elects coverage under same.  Such payments will be made on a monthly basis and will terminate 12 months after the separation date.  In the event that Executive is employed by a subsequent employer before the end of the Severance Period, then the amount of salary continuation payable under clause (b) above shall be shortened to six (6) months or the length of time between the effective date of such separation from service and the date upon which Executive begins such subsequent employment, whichever is longer; provided, however, that if Executive’s salary at such subsequent employer is lower than the Base Salary, then Executive shall be entitled to receive the difference between the Base Salary and Executive’s salary with such subsequent employer until the end of the twelve month period. Executive’s eligibility for severance is conditioned on Executive having first signed a standard release as provided in Section VI(D) hereof, and all severance payments pursuant to Section III(B)(1)(b) above shall be made within thirty (30) days after such release has become effective, provided that the Executive has returned all Company property in his possession, and (to the extent applicable) the Executive has resigned as a member of the Board of Directors of the Company and all of its subsidiaries, no later than the deadline for returning the release as provided in Section VI(D) below.  Executive shall not be entitled to any severance payments if Executive’s separation from service is For Cause, By Death or By Disability (as defined in Section IV below).  Except as set forth in this Section V(B), upon such separation from service, all unvested Options not subject to continuing vesting for the Severance Period shall immediately expire effective as of the date of such separation from service. If the Company voluntarily provides more favorable severance benefits to any other Company employee or officer, or if Company has in effect, 60 days after the Effective Date, agreements with employees or officers containing more favorable severance terms than those contained in this Agreement, then Executive will be entitled to receive those more-favorable severance terms.

C.           “Change of Control.”  In the event of a Change of Control before Executive’s service terminates, 50% of any unvested Options would become fully vested immediately prior to the occurrence of the Change of Control.  If there is a Change of Control before Executive’s service terminates and if Executive is terminated without Cause or resigns for Good Reason within 12 months of the Change of Control and a “separation from service” (within the meaning of Section 409A of the Code) occurs, then in addition to the vesting provided in the preceding sentence upon a Change of Control, any remaining unvested Options, if any, shall vest immediately prior to such separation from service.  Executive shall have thirty-six (36) months from such separation from service to exercise Executive’s vested options (provided that no such period shall extend beyond the maximum term specified in such Stock Award).  For purposes of this Agreement, “Change of Control” shall mean a “Change in Control” as defined on the date hereof in the Company’s 2007 Non-Qualified Option Plan.  Notwithstanding the foregoing, a “Change of Control” shall not include a transaction within twelve months of the Effective Date solely for the purpose of an equity financing (and not a sale) of the Company where the total transaction amount is less than $50 million, provided that, after such transaction, the shares into which the Options are convertible into are shares in the same entity and of the same class as the other officers and directors of the Company.

IV.	OTHER TERMINATIONS BY COMPANY

A.           Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean Executive: (i) is convicted of, or pleads “guilty” or “no contest” to, a felony under the laws of the United States or of any state thereof, excluding convictions associated with traffic violations; (ii) willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of the Company’s trade secrets, fraud or embezzlement; (iii) commits a material breach of this Agreement, or the Option, Confidentiality, or Management Lock-Up Agreements between Executive and the Company, which breach is not cured within thirty days after written notice delivered to Executive from the Board; (iv) willfully refuses to implement or follow a lawful policy or directive of the Board consistent with Executive’s duties and title, which breach is not cured within thirty days after written notice delivered to Executive from the Board, (v) demonstrates a pattern of failing to perform job duties diligently and professionally and fails to cure such breach within sixty days after written notice delivered to Executive from the Board, or (vi) engages in the unauthorized use or disclosure of the Company’s trade secrets.  With respect to clauses (iii) and (iv) above, grounds For Cause will only exist after a finding by the Board of such material breach or failure and the failure by Executive to remedy such performance to the Board’s satisfaction within such thirty day period.  With respect to clause (v) above, grounds For Cause will only exist after a finding by the Board of such material breach or failure and the failure by Executive to remedy such performance to the Board’s satisfaction within such sixty day period.  The Company shall pay to Executive all compensation, unreimbursed expenses and accrued and unused vacation days to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.  Upon such termination of employment, the unvested Options awarded to Executive shall immediately expire effective as of the date of such termination and (ii) the vested Options awarded to Executive, to the extent unexercised, shall expire upon the earlier of one hundred twenty (120) days after such termination or the expiration date as set forth in the applicable stock option agreement.

B.           By Death.  Executive shall have “separation from service” (within the meaning of Section 409A of the Code) automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, (a) all compensation, unreimbursed expenses and accrued and unused vacation days to which Executive is entitled through the date of such separation from service, (b) all or any portion of the Target Bonus earned under Section II(B) for a calendar year prior to the date of separation from service that remains unpaid as of such date, payable on the date such bonus otherwise would be paid, and (c) a pro rated portion (pro rated up to the last day of the month of such separation from service) of the Target Bonus payable to Executive under Section II(B) hereof, payable on the date such bonus otherwise would be paid and all other amounts and benefits specified in this Section II(B).  In addition, the Options awarded to Executive will continue to vest in accordance with the vesting schedule set forth in Section II(C) above for twelve months from the date of separation from service and, to the extent unexercised, shall expire upon the earlier of three (3) years after the date of such separation from service or the expiration date set forth in the applicable stock option agreement.  Any options that remain unvested as of the two year anniversary of such separation from service will expire on the earlier of such date or the expiration date as set forth in the applicable stock option agreement. Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.  In connection with such separation from service, Executive shall also be entitled to receive continued coverage for Executive’s beneficiaries or estate, as appropriate, under all benefit plans in which Executive was participating as of the date of such separation from service (to the extent permitted under the terms of such benefit plans) for a period of one year following such date; provided that in the event any such benefit plans do not permit coverage of Executive following separation from service, the Company shall provide the economic equivalent of the benefits provided under the plan in which he is unable to participate. Such payments will be made on a monthly basis and will terminate 12 months after the separation date.

C.           By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the opinion of a licensed healthcare professional selected by the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than one hundred twenty consecutive days or more than one hundred and eighty days in any twelve-month period, then, to the extent permitted by law, the Company may cause Executive to have a “separation from service” (within the meaning of Section 409A of the Code).  The Company shall pay to Executive (a) all compensation, unreimbursed expenses and accrued and unused vacation days to which Executive is entitled up through the date of the separation from service, (b) all or any portion of the Target Bonus earned under Section II(B) for a calendar year prior to the date of the separation from service that remains unpaid as of such date, payable on the date such bonus otherwise would be paid, and (c) a pro rated portion (pro rated up to the last day of the month of such separation from service) of the Target Bonus payable to Executive under Section II(B) hereof, payable on the date such bonus otherwise would be paid and all other amounts and benefits specified in this Section II.C, and thereafter all obligations of the Company under this Agreement shall cease.  In addition, the Options awarded to Executive will continue to vest in accordance with the vesting schedule set forth in Section II(C) above for twelve months from the date of separation from service and, to the extent unexercised, shall expire upon the earlier three (3) years after such separation from service or the expiration date as set forth in the applicable stock option agreement.  Any options that remain unvested as of the two year anniversary of such separation from service will expire on the earlier of such date or the expiration date as set forth in the applicable stock option agreement. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.  In connection with such separation from service, Executive shall also be entitled to receive continued coverage for Executive under all benefit plans in which Executive was participating as of the date of such separation from service (to the extent permitted under the terms of such benefit plans) for a period of one year following such date; provided that in the event any such benefit plans do not permit coverage of Executive following separation from service, the Company shall provide the economic equivalent of the benefits provided under the plan in which he is unable to participate. Such payments will be made on a monthly basis and will terminate 12 months after the separation date.  If Executive disagrees with the finding of a disability by the Company-selected healthcare professional, Executive may submit to the Company the opinion of a licensed healthcare professional of his choice. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine Executive, and the opinion of such third licensed healthcare professional regarding Executive’s ability to carry out the responsibilities and functions of his position shall be dispositive for purposes of this Section.

V.	TERMINATION BY EXECUTIVE

A.           At-Will Termination by Executive.  Executive may terminate employment with the Company at any time for any reason or no reason at all, upon no less than six (6) weeks advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation, unreimbursed expenses and accrued and unused vacation days to which Executive is entitled up through the last day of the six week notice period.  Thereafter all obligations of the Company shall cease.  Upon such termination of employment, (i) the unvested Options awarded to Executive shall immediately expire effective as of the date of such termination and (ii) the vested Options awarded to Executive, to the extent unexercised, shall expire ninety (90) days after such termination; provided that in each case the Options are no longer exercisable as of the expiration date set forth in the applicable stock option agreement.

B.           Termination for Good Reason.  Executive’s termination shall be for “Good Reason” if Executive resigns within 12 months of an event constituting Good Reason.  Notwithstanding the foregoing, an event shall not be considered Good Reason unless the Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period and a “separation from service” (within the meaning of Section 409A of the Code) occurs.  For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company without the written consent of Executive:  (A) a change in Executive’s duties with the Company which materially reduces Executive’s level of responsibility or a requirement that Executive perform services that are materially inconsistent with Executive’s position as President; (B) a material reduction in Executive’s Base Salary; (C) a requirement that Executive report to a person or entity other than the Board of Directors (provided, however, that it shall not be considered Good Reason under this clause (C) where Executive is required to report to a person or entity other than the Board of Directors as a result of a Change of Control with an entity that is larger than the Company and such change in reporting structure is not a material diminution in Executive’s authority, duties, or responsibilities); (D) a change of Executive’s principal place of performance of duties and responsibilities to a location more than 50 miles from the location of Executive’s principal place of performance of duties and responsibilities on the Effective Date; or (E) a material breach of this Agreement, or the Option, Confidentiality, or Management Lock-Up Agreements between Executive and the Company.  If Executive terminates his employment for Good Reason, Executive shall receive all of the rights and benefits specified in Section III(B) hereof.

VI.	TERMINATION OBLIGATIONS

A.           Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials, and any copies thereof) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B.           Resignation and Cooperation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also reasonably cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.  Any post-termination assistance  described in this Section VI(B) shall be provided at the Company’s sole cost and expense and shall be subject to Executive’s other commitments.

C.           Continuing Obligations.  Executive understands and agrees that Executive’s obligations under Sections VI, VII, VIII and IX herein shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

D.           Release. Executive agrees to execute a general release of all claims that Executive may have against the Company or persons affiliated with the Company.  The release must be in the form reasonably agreed to by Executive and the Company.  The Company will deliver the form to the Executive within 30 days after the Executive’s separation from service.  The Executive must execute and return the release within the period set forth in the prescribed form.  Any salary continuation payments will commence not later than 30 days after the release has become effective, provided that the Executive has returned all property of the Company in his possession and (to the extent applicable) the Executive has resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, no later than the deadline for returning the release as provided in this Section VI(D).

VII.	INVENTIONS AND CONFIDENTIAL INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A.           Confidential Information.

1.           Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”).  The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning (including identities of) customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) non-public information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; (ix) trade secrets, business and/or financial secrets and (x) any other confidential information disclosed to Executive by, or which Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

2.           Except as authorized in writing by the Board of Directors, during the performance of Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information

3.           Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

4.           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

B.           Non-Solicitation.

1.           Executive agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information and other Confidential Information which are valuable to the Company and that their goodwill, protection and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein.  Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive.  Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”) (to the extent the Company comes to own or operate any material asset in other areas of the United States during the term of Executive’s employment, the definition of Geographic Boundary shall be expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.  For this purpose, the Company’s business includes products and services that target the online youth demographic based on an internet advertising based business model.

2.           The Executive agrees that the Company will be irreparably damaged if Executive were to provide services or to otherwise participate in the business of any person or company competing with the Company in violation of this Agreement and any such competition by Executive would result in significant loss of goodwill by the Company. Therefore, Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during Executive’s employment with the Company and for a period equal to one year (or two years, if Executive’s employment is terminated by Executive in accordance with Section V above) following the termination of this Agreement and Executive’s employment with the Company, in the Geographic Boundary:

a.           Directly or indirectly through another person recruit, solicit or interfere with, or attempt to recruit, solicit, or interfere with, any employee, or independent contractor of the Company, who was employed by or worked at the Company at the time of Executive’s termination, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. The Company acknowledges that this Section will not be violated by general advertising or general solicitations that are not targeted or directed specifically to employees of the Company, nor by the consideration or acceptance of unsolicited applications for employment by such individuals.

b.           Use the Company’s Confidential Information or trade secrets or any other means that would amount to unfair competition to interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.  The “Business of the Company” includes products that target the online youth demographic based on an internet advertising based business model.

VIII.	ARBITRATION

Any dispute, controversy, or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach termination, validity or enforceability of any provision of this Agreement (“Arbitrable Claims”), will be settled by final and binding arbitration conducted in accordance with and subject to the Judicial Arbitration and Mediation Service’s (“JAMS”) then-current JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), or such other alternative dispute resolution provider or process agreed by the parties.  Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be conducted in San Francisco, California.  A single arbitrator shall be selected in accordance with the JAMS Rules (the “Arbitrator”) and the Arbitrator shall allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement of such award, as the law of such jurisdiction may require or allow. Other than those matters involving injunctive relief as a remedy that cannot, as a matter of law, be awarded by the Arbitration, or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section VIII are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement.  THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN REGARD TO THE ARBITRABLE CLAIMS.

IX.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

X.	ASSIGNMENT; BINDING EFFECT

A.           Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company to any successor to all or substantially all of the business and/or assets of the Company if such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.           Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XI.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below or (d) by facsimile (receipt confirmed).  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California, 94103
Facsimile: (415) 978-9603

Executive’s Notice Address:

[Omitted]

With a copy to:

Frankfurt Kurnit Klein & Selz, PC
488 Madison Avenue, 10th floor
New York, NY 10022
Attn.:  Richard Kurnit
Facsimile: (212) 593-9175

XII.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIII.	TAXES

All amounts paid under this Agreement (including without limitation Base Salary or Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the related guidance (“Section 409A”) at the time of Executive’s separation from service, then only that portion of the severance benefits provided hereunder, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s separation from service in accordance with applicable payment schedule set forth herein or, for payments or benefits not provided under this Agreement, with the payment schedule applicable to each such other payment or benefit.  Otherwise, the portion of the severance benefits provided herein, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s separation from service (or the next business day if such date is not business day).  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the taxable year of Executive’s separation from service from the Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs.

If the receipt by Executive of any payments, awards, grants or other amounts or benefits pursuant to the terms of this Agreement (“Initial Amount”) result in a tax under Sections 409A or 4999 of the Internal Revenue Code, or both, the Company shall pay Executive an additional amount (the “Gross Up Amount”) so that, after the reduction of tax (i) under those Sections (and corresponding provisions of state and local law) on the Initial Amount and the Gross Up Amount and (ii) any US federal, state and local income or payroll tax on the Gross Up Amount, the amount retained by Executive is equal to the Initial Amount before any US federal, state or local income or payroll tax on the Initial Amount.  Any amounts payable pursuant to this paragraph shall be paid to Executive no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

XIV.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XV.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVI.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVII.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVIII.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company, except for agreements specifically referenced herein (including the Indemnity Agreement and any applicable stock option agreement, applicable restricted stock unit agreement or other similar Company plan document),  and may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive, and to the extent that any applicable stock option agreement, applicable restricted stock unit agreement or similar Company plan document, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XIX.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GOFISH CORPORATION		Matt Freeman

By:	/s/ Tabreez Verjee	/s/ Matt Freeman
Name	Tabreez Verjee
Title	President